World Headquarters
14901 S. Orange Blossom Trail
Orlando, FL 32837

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353

Contact:  Teresa Burchfield   407-826-4560

Tupperware Brands Reports Fourth Quarter and Full Year 2008 Results

•	Fourth Quarter GAAP diluted E.P.S. $1.06; excluding certain items impacting comparability*, diluted E.P.S. $0.90, versus October guidance range of 79 to 84 cents

•	Full Year GAAP E.P.S. $2.56; excluding certain items impacting comparability, diluted E.P.S. $2.69, up 20%

Orlando, Fla., February 3, 2009 – (NYSE: TUP) Tupperware Brands Corporation today reported fourth quarter and full year 2008 sales and profit.  Fourth quarter 2008 sales increased in local currency by 3% versus 2007, before a negative impact from foreign exchange rates of 13%.  This resulted in a GAAP sales decrease of 10% compared with 2007.

Diluted GAAP earnings per share of $1.06 for the fourth quarter of 2008, included positive 16 cents from items impacting comparability.*  The outlook in October included 25 cents from such items, with the main difference being the result of the delay of gains associated with the disposal of assets including insurance recoveries.  Diluted earnings per share, excluding items impacting comparability, was 90 cents, which was 6 cents over the high end of range given in October.  Profit from the segments in local currency was above what was included in the high end of the Company’s October guidance.  The impact of currency rates on the earnings per share comparison with 2007 was negative 22 cents in the quarter, which was 9 cents worse than the better end of the 13 to 15 cent negative impact range from October, more than offset by lower than foreseen unallocated corporate expenses and a lower effective tax rate.

Chairman and CEO, Rick Goings commented, "We were pleased to hold our own in the fourth quarter in light of the difficult external environment.  Sales in our emerging market businesses increased 11% in local currency (down 7% reported), and our established market businesses were down 4% in local currency (down 12% reported) in the quarter.  Among our established markets, France was a stand out on the positive side and we were pleased to have a 5% local currency (2% reported) increase in company sales by Tupperware United States and Canada.  The larger decreases in company sales were in Germany, BeautiControl and our Tupperware Japan business.  We ended the quarter with a 7% advantage in our total sales force and had 2% more in average active sellers during the quarter.  We’ll look to leverage these favorable metrics going forward.  We were also pleased to be able to reduce our outstanding debt in 2008, while continuing to support our 88 cent per share annual dividend, which reflected the strong cash flow that our business generates.”

* See Non-GAAP Financial Measures Reconciliation Schedule.

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Tupperware Brands will conduct a conference call tomorrow, Wednesday February 4, 2009 at 10:00 am Eastern time.  The conference call will be webcast and archived along with a copy of this news release on www.tupperwarebrands.com.

Fourth Quarter Segment Highlights*

Tupperware Segments

In Europe, fourth quarter sales increased 3% in local currency (down 11% reported) versus the prior year.  Established markets were down 1% in local currency (down 12% reported) including a decrease in the German market where there was a sales force size deficit.  This was partially offset by an increase in France.  The emerging markets were up 17% in local currency (down 6% reported).  Double digit growth continued in several eastern European businesses including Russia, Turkey and Poland.  Profit was up 6% in local currency (down 10% reported) driven by increases in France, Germany and Russia.  Total sales force in the segment was up 13% at the end of 2008 and the fourth quarter average active sales force was up 4%.

Asia Pacific sales were up 8% in local currency (even with the prior year reported) in the quarter with emerging markets up 32% in local currency (up 15% reported) led by China, India and Indonesia, which were up strong double digits versus the prior year.  This was partially offset by a 10% local currency (13% reported) decrease in the established markets coming from both Japanese businesses and Australia.   Profit was up 10% in local currency (down 6% reported) led by double digit increases in China, India and Indonesia.  Total sales force was up 8% and the fourth quarter active sales force was up 15%.

Tupperware North America sales were up 3% in local currency (down 6% reported) versus prior year and included a 5% local currency (2% reported) increase in the United States and Canada business.  There was some benefit this year on the comparison due to the fire last year in the main U.S. warehouse; however, even excluding this, sales were higher than the prior year.  Profit for the segment was up 46% in local currency (up 28% reported).  The total sales force size ended the year up 13%, which equaled the active sales force advantage for the quarter.

Beauty Segments

Beauty North America sales were down 8% in local currency (down 20% reported) reflecting a mid-teen decrease by BeautiControl and a mid single digit local currency decrease by Fuller Mexico.  The company has installed a new leader at BeautiControl as of the beginning of 2009, with a focus on reinvigorating the business.  The Fuller business closed the year with a sales force size about equal to 2007 and had slightly lower productivity in the quarter.  The segment’s profit decreased by $2.6 million in local currency ($6.1 million reported) primarily reflecting the sales decrease and higher promotional costs at BeautiControl.  Total and active sales force for the entire segment was down 1%.

Beauty Other sales were up 10% in local currency (down 5% reported) with most of the local currency increase coming from Venezuela, Brazil and Argentina.   Profit improved to $3.2 million from a $0.1 million loss in the prior year, primarily from the contribution margin associated with the higher local currency sales, along with value chain improvements in Argentina, Brazil and the Nutrimetics businesses.  During the quarter, the Company decided it would begin selling beauty products in Brazil through its Tupperware sales force rather than through the separate beauty business it had been operating.  The total sales force advantage for the segment was 8%, and active sellers were even with the prior year.

*Amounts discussed in Segment Highlights are on a GAAP basis and include purchase accounting amortization and certain restructuring costs.  See Non-GAAP Financial Measures Reconciliation Schedule for information excluding these items.

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Full year 2008 Results

Full year sales grew 8% in local currency (9% reported) to $2.2 billion.  Emerging markets comprised 50% of sales for the year and were up 17% in local currency (up 16% reported) led by Russia, Venezuela, Indonesia, China, both the Tupperware and Fuller businesses in Mexico, Tupperware South Africa and Tupperware Brazil.  The established markets were down 1% in local currency (up 3% reported) for the full year with notable increases coming in Tupperware Australia/New Zealand and France, and the larger decreases by Tupperware Japan, BeautiControl and Germany.  The Tupperware United States and Canada business was up 2% for the year.  Full year GAAP diluted earnings per share was $2.56 and diluted earnings per share, excluding items impacting comparability, was $2.69.  Full year 2007 GAAP diluted earnings per share was $1.87 and excluding items impacting comparability was $2.25, indicating a 20% increase in 2008.  Total and active sales force was up 7% for the year.

2009 Outlook

For full year 2009, sales are expected to increase in local currency by 3 to 5% versus 2008.  Based on current foreign exchange rates there is a 14 percentage point negative impact on the comparison resulting in a GAAP sales decrease of 9 to 11%.  The local currency sales increase includes a high single digit increase from businesses in the emerging markets and sales about even with last year in the established market businesses.  Diluted GAAP earnings per share is expected to be $1.90 to $2.00.  This includes a negative 73 cent impact versus 2008 from foreign currency rates, and a net 8 cents negative from items impacting comparability.  Excluding items impacting comparability, diluted earnings per share is expected to be $1.98 to $2.08, which includes a 1 to 6 percent increase in local currency.*  Diluted shares in this forecast are equal to 2008 under the assumption that any increase in the number of potential shares from a higher share price will be offset by the impact of share repurchases.  This outlook includes foreign exchange rates as of February 2, 2009.

Unallocated corporate expense for 2009 is expected to be about $45 million and interest expense is expected to be about $34 million.  At the high end of the sales and earnings per share range, excluding items impacting comparability, this would result in a 2009 pre-tax return on sales of about 9% with a projected effective tax rate of 22%.

First Quarter 2009 Outlook

The first quarter sales outlook is for an increase of 3 to 5% in local currency. Including a negative impact from currency of 17%.  Sales in dollars are expected to decrease by 12 to 14%.  GAAP diluted earnings per share is expected to be 29 to 34 cents, with a negative 5 cent impact from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be 34 to 39 cents.  This compares with GAAP diluted earnings per share of 51 cents last year and 56 cents excluding certain items, indicating a 6% local currency increase at the high end of the range.  The guidance reflects a negative impact on the comparison of 19 cents from weaker foreign currencies.

Rick Goings Chairman and CEO, commented, “2009 will be a challenging year worldwide and while Tupperware Brands is not immune to the externals that make this the case, with our global portfolio of direct selling companies, we should be able to navigate better than most.   Currency is a headwind right now, but we will continue to drive our businesses forward managing them in local currency, while vigilantly working to achieve our profitability and cash flow goals.”

*See Non-GAAP Financial Measures Outlook Reconciliation Schedule.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling premium innovative products across multiple brands and categories through an independent sales force of 2.3 million.  Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

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The Company’s stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land sales, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934.  The Company does not intend to update forward-looking information other than through its quarterly earnings releases unless it expects diluted earnings per share for the current quarter, excluding adjustment items, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers’ understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of Tupperware Brands’ primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements; re-engineering costs; purchase accounting intangible asset amortization; purchase accounting intangible asset and goodwill impairment costs; and costs associated with terminating the Company’s previous credit agreement.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company’s primary business operation.  Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period.   For this reason, these gains are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters.  Also, the Company periodically records exit costs as defined under Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and other amounts related to rationalizing manufacturing and other restructuring activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters.  Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a more useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces, recorded in connection with the Company’s December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years; however, based on the Company’s current estimates, this amortization will decline as the years progress.  Similarly in connection with its evaluation of the carrying value of acquired intangible assets and goodwill in the third quarter of 2007 and second quarter of 2008, the Company has recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years.  Therefore, they are excluded from indicated financial information to also provide a more useful measure for analysis and predictive purposes.

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Finally, in 2007, the Company entered into a new credit agreement, which triggered the non-cash write off of previously deferred debt costs and costs associated with the settlement of floating-to-fixed interest rate swaps that were hedging the borrowings under the previous agreement.  These costs are also not expected to be incurred in most reporting periods and for comparison purposes have also been excluded from the indicated financial information.

Included on the Company’s website at http://ir.tupperwarebrands.com/history.cfm is information detailing the calculation of the Company’s financial covenants for the most recent period, under its Credit Agreement dated September 28, 2007.

###

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	December 27,	December 29,	December 27,	December 29,
(In millions, except per share data)	2008	2007	2008	2007

Net sales	$521.7	$576.9	$2,161.8	$1,981.4
Cost of products sold	183.9	205.7	764.1	695.4
Gross margin	337.8	371.2	1,397.7	1,286.0

Delivery, sales and administrative expense	261.6	292.7	1,161.0	1,083.4
Re-engineering and impairment charges	2.1	2.4	9.0	9.0
Impairment of goodwill and intangible assets	-	-	9.0	11.3
Gains on disposal of assets including insurance recoveries	22.1	1.6	24.9	11.8
Operating income	96.2	77.7	243.6	194.1

Interest income	1.0	1.0	4.8	3.8
Interest expense	12.6	10.5	41.7	53.0
Other expense	1.0	1.6	4.8	3.5
Income before income taxes	83.6	66.6	201.9	141.4
Provision for income taxes	17.8	11.7	40.5	24.5
Net income	$65.8	$54.9	$161.4	$116.9

Net income per common share:

Basic earnings per share:	$1.07	$0.90	$2.62	$1.92

Diluted earnings per share:	$1.06	$0.88	$2.56	$1.87

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks				52 Weeks	52 Weeks
	Ended	Ended	Reported	Restated	Foreign	Ended	Ended	Reported	Restated	Foreign
	December 27,	December 29,	%	%	Exchange	December 27,	December 29,	%	%	Exchange
	2008	2007	Inc (Dec)	Inc (Dec)	Impact	2008	2007	Inc (Dec)	Inc (Dec)	Impact

Net Sales:
Europe	$186.9	$208.9	(11)	3	$(28.1)	$769.6	$688.2	12	8	$22.6
Asia Pacific	92.0	91.9	0	8	(6.9)	336.1	292.4	15	12	7.3
TW North America	69.5	74.1	(6)	3	(6.6)	303.3	289.8	5	5	(1.5)
Beauty North America	100.5	125.4	(20)	(8)	(16.2)	460.7	461.5	(0)	1	(5.4)
Beauty Other	72.8	76.6	(5)	10	(10.5)	292.1	249.5	17	15	5.1

	$521.7	$576.9	(10)	3	$(68.3)	$2,161.8	$1,981.4	9	8	$28.1

Segment profit (loss):
Europe	$42.3	$47.2	(10)	6	$(7.4)	$123.8	$111.0	11	13	$(1.5)
Asia Pacific	19.6	20.8	(6)	10	(3.0)	64.7	52.0	25	27	(0.9)
TW North America	8.6	6.8	28	46	(0.9)	27.7	21.3	30	32	(0.3)
Beauty North America	11.9	18.0	(34)	(18)	(3.5)	60.5	66.3	(9)	(7)	(1.2)
Beauty Other	3.2	(0.1)	+	+	(0.6)	(5.0)	(7.6)	(35)	(42)	(1.1)

	85.6	92.7	(8)	11	$(15.4)	271.7	243.0	12	14	$(5.0)

Unallocated expenses	(10.4)	(15.8)	(34)			(39.8)	(43.9)	(10)
Gains on disposal of assets including insurance recoveries	22.1	1.6	+			24.9	11.8	+
Re-engineering and impairment charges	(2.1)	(2.4)	(12)			(9.0)	(9.0)	+
Impairment of goodwill and intangible assets	-	-	+			(9.0)	(11.3)	(20)
Interest expense, net	(11.6)	(9.5)	23			(36.9)	(49.2)	(25)

Income before taxes	83.6	66.6	26			201.9	141.4	43
Provision for income taxes	17.8	11.7	53			40.5	24.5	66
Net income	$65.8	$54.9	20			$161.4	$116.9	38

Net income per common share (diluted)	$1.06	$0.88	20			$2.56	$1.87	37

Weighted Average number of diluted shares	62.3	62.7				63.1	62.6

TUPPERWARE BRANDS CORPORATION
RECONCILIATION

(In millions except per share data)

	13 Weeks Ended December 27, 2008				13 Weeks Ended December 29, 2007
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$42.3	$0.1	a	$42.4	$47.2	$0.3	a	$47.5
Asia Pacific	19.6	0.4	a	20.0	20.8	0.5	a	21.3
TW North America	8.6	-		8.6	6.8	-		6.8
Beauty North America	11.9	0.7	a	12.6	18.0	1.5	a	19.5
Beauty Other	3.2	1.8	a,c	5.0	(0.1)	1.2	a	1.1
	85.6	3.0		88.6	92.7	3.5		96.2

Unallocated expenses	(10.4)	-		(10.4)	(15.8)	-		(15.8)
Gains on disposal of assets including insurance recoveries	22.1	(22.1	)b	-	1.6	(1.6	)b	-
Re-eng and impairment chgs	(2.1)	2.1	c	-	(2.4)	2.4	c	-
Interest expense, net	(11.6)	-		(11.6)	(9.5)	-		(9.5)
Income before taxes	83.6	(17.0)		66.6	66.6	4.3		70.9
Provision for income taxes	17.8	(7.6	)f	10.2	11.7	0.4	f	12.1
Net income	$65.8	$(9.4)		$56.4	$54.9	$3.9		$58.8

Net income per common share (diluted)	$1.06	$(0.16)		$0.90	$0.88	$0.05		$0.93

	52 Weeks Ended December 27, 2008				52 Weeks Ended December 29, 2007
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$123.8	0.5	a	$124.3	$111.0	$1.0	a	$112.0
Asia Pacific	64.7	1.5	a	66.2	52.0	2.1	a	54.1
TW North America	27.7	-		27.7	21.3	-		21.3
Beauty North America	60.5	3.7	a	64.2	66.3	6.0	a	72.3
Beauty Other	(5.0)	6.2	a,c	1.2	(7.6)	4.5	a	(3.1)
	271.7	11.9		283.6	243.0	13.6		256.6

Unallocated expenses	(39.8)	-		(39.8)	(43.9)	-		(43.9)
Gains on disposal of assets including insurance recoveries	24.9	(24.9	) b	-	11.8	(11.8	)b	-
Re-eng and impairment chgs	(9.0)	9.0	c	-	(9.0)	9.0	c	-
Impairment of goodwill and intangible assets	(9.0)	9.0	d	-	(11.3)	11.3	d	-
Interest expense, net	(36.9)	-		(36.9)	(49.2)	9.6	e	(39.6)
Income before taxes	201.9	5.0		206.9	141.4	31.7		173.1
Provision for income taxes	40.5	(3.3	) f	37.2	24.5	7.4	f	31.9
Net income	$161.4	$8.3		$169.7	$116.9	$24.3		$141.2

Net income per common share (diluted)	$2.56	$0.13		$2.69	$1.87	$0.38		$2.25

(a)  Amortization of intangibles of acquired beauty units.

(b)  Gains on disposal of assets including insurance recoveries of $24.9 million in full year 2008, includes $22.2 million for insurance recoveries in the fourth quarter related to a 2007 fire at a warehouse in South Carolina, along with smaller insurance recoveries and costs related to disposing of an asset, netting to $.0.1 million of expense.  The 2008 full year amount also includes $2.2 million for the sale of land held for development near the Company's Orlando, Florida headquarters (Land Sales) and $0.6 million for an insurance recovery.  The full year 2007 amount of $11.8 million includes $1.6 million in the fourth quarter for the sale of the Company's Philippines manufacturing facility and land, $5.6 million for a Land Sale, $2.1 million for the sale of excess land in Australia, and $2.5 million for an insurance recovery from a 2006 fire at a former manufacturing facility in Tennessee.

(c)  Full year 2008 expense of $9.0 million includes $1.2 million in the fourth quarter for asset impairments and severance related to the decision to begin selling beauty products in Brazil through the Tupperware sales force and cease operating the beauty business in Brazil (Brazil beauty decision); $0.9 million of impairment charges for obsolete software and equipment in the South Africa beauty business, as well as various machinery and equipment in other manufacturing units, of which $0.1 million was incurred in the fourth quarter; $0.8 million related to the relocation of the Company's Belgium and BeautiControl manufacturing facilities, of which $0.1 million was incurred in the fourth quarter; and $6.1 million related to severance costs incurred to reduce headcount in the Company's operations, including Germany, BeautiControl, and France operations, of which $0.7 million was incurred in the fourth quarter. Full year 2007 of $9.0 million  includes $2.6 million related to the relocation of the Company's Belgium and BeautiControl manufacturing facilities, of which $0.8 million was recorded in the fourth quarter; $3.0 million for impairment charges related to the Company's manufacturing facilities in South Carolina, BeautiControl, and Japan; and $3.4 million related to severance costs incurred to reduce headcount in the Company's France, Netherlands, and Australia operations, of which $1.6 million was recorded in the fourth quarter.  Also related to the Brazil beauty decision, $2.9 million was recorded as expense in the Beauty Other segment in full year 2008 for the write off of inventory and prepaid assets, and bad debt expense, of which $1.1 million was in the fourth quarter.

(d) As a result of reviews of the value of the trade names and goodwill recorded at the time of acquisition of the direct selling businesses of Sara Lee Corporation, non-cash impairment charges of $9.0 million were recorded in 2008 related to the tradenames of Nutrimetics and NatureCare, and in 2007 of $11.3 million related to the Nutrimetics tradename and goodwill.

(e) On September 28, 2007, the Company entered into a new credit agreement, replacing the existing credit facility, which resulted in a non-cash write off of deferred debt costs totaling $6.1 million.  In connection with the termination of the previous credit facility, the Company also terminated certain interest rate swaps, resulting in a payment of $3.5 million.

(f)  Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
February 3, 2009

($ in millions, except per share amounts)

	Full Year	Full Year
	2008 Actual	2009 Outlook
		Range

		Low	High

Income before income taxes	$201.9	$153.0	$161.5

% change from prior year		-24%	-20%

Income tax	$40.5	$33.1	$35.0
Effective Rate	20%	22%	22%

Net Income (GAAP)	$161.4	$119.9	$126.5

% change from prior year		-26%	-22%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$(24.9)	$(8.8)	$(8.8)
Re-engineering and other restructuring costs	11.9	10.0	10.0
Acquired intangible asset amortization / purchase accounting	9.0	5.6	5.6
Purchase Accounting intangibles and goodwill impairment	9.0	-	-
Income tax (2)	3.3	(1.8)	(1.8)
Net Income (Adjusted)	$169.7	$124.9	$131.5

% change from prior year		-26%	-23%

Exchange rate impact (3)	(46.1)	-	-
Net Income (Adjusted and 2008 Restated for currency changes)	$123.6	$124.9	$131.5

% change from prior year		1%	6%

Net income (GAAP) per common share (diluted)	$2.56	$1.90	$2.00

Net Income (Adjusted) per common share (diluted)	$2.69	$1.98	$2.08

Average number of diluted shares (millions)	63.1	63.2	63.2

(1)	Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2)	Represents income tax impact of adjustments
(3)	2008 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
February 3, 2009

($ in millions, except per share amounts)

	First Quarter	First Quarter
	2008 Actual	2009 Outlook
		Range

		Low	High

Income before income taxes	$39.6	$22.7	$26.9

% change from prior year		-43%	-32%

Income tax	$7.5	$4.5	$5.4
Effective Rate	19%	20%	20%

Net Income (GAAP)	$32.1	$18.2	$21.5

% change from prior year		-43%	-33%

Adjustments(1):
Re-engineering and other restructuring costs	2.2	3.4	3.4
Acquired intangible asset amortization / purchase accounting	2.3	1.4	1.4
Income tax (2)	(1.1)	(1.5)	(1.5)
Net Income (Adjusted)	$35.5	$21.5	$24.8

% change from prior year		-39%	-30%

Exchange rate impact (3)	(12.1)	-	-
Net Income (Adjusted and 2008 Restated for currency changes)	$23.4	$21.5	$24.8

% change from prior year		-8%	6%

Net income (GAAP) per common share (diluted)	$0.51	$0.29	$0.34

Net Income (Adjusted) per common share (diluted)	$0.56	$0.34	$0.39

Average number of diluted shares (millions)	63.1	63.2	63.2

(1)  Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2)  Represents income tax impact of adjustments
(3)  2008 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Dec. 27,	Dec. 29,
(In millions)	2008	2007

Assets

Cash and cash equivalents	$124.8	$102.7
Other current assets	630.9	596.8
Total current assets	755.7	699.5

Property, plant and equipment, net	245.4	266.0

Other assets	816.6	903.2

Total assets	$1,817.7	$1,868.7

Liabilities and Shareholders’s Equity

Short-term borrowings and current portion of long-term debt	$3.8	$3.5
Accounts payable and other current liabilities	448.7	446.8

Total current liabilities	452.5	450.3

Long-term debt	567.4	589.8

Other liabilities	323.5	305.9

Total shareholders' equity	474.3	522.7

Total liabilities and shareholders' equity	$1,817.7	$1,868.7

Total Debt to Capital Ratio 55%
Capital is defined as total debt plus shareholders' equity

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	52 weeks ended	52 weeks ended
	December 27,	December 29,
(In millions)	2008	2007

OPERATING ACTIVITIES
Net cash provided by operating activities	$131.0	$177.4

INVESTING ACTIVITIES
Capital expenditures	(54.4)	(50.3)
Proceeds from disposal of property, plant & equipment	6.5	17.9
Proceeds from insurance recoveries	8.8	7.4

Net cash used in investing activities	(39.1)	(25.0)

FINANCING ACTIVITIES
Dividend payments to shareholders	(54.4)	(53.8)
Repurchase of common stock	(22.7)	(41.6)
Net proceeds from issuance of term debt	-	597.1
Repayment of long-term debt and capital lease obligations	(21.5)	(704.2)
Net change in short-term debt	(2.5)	(0.9)
Other, net	34.6	47.8

Net cash used in financing activities	(66.5)	(155.6)

Effect of exchange rate changes on cash and
cash equivalents	(3.3)	3.7

Net change in cash and cash equivalents	22.1	0.5

Cash and cash equivalents at beginning of year	102.7	102.2

Cash and cash equivalents at end of period	$124.8	$102.7

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL INFORMATION
Fourth Quarter Ended December 27, 2008

Sales Force Statistics (a):
Segment	AVG. ACTIVE	% CHG.	TOTAL	% CHG.

Europe	100,660	4	497,994	13
Asia Pacific	47,370	15	349,801	8
TW North America	75,927	13	247,301	13
Tupperware	223,957	9	1,095,096	11

Beauty North America	338,315	(1)	620,613	(1)
Beauty Other	240,758	-	560,225	8
Beauty	579,073	-	1,180,838	3

Total	803,030	2	2,275,934	7

(a) As collected by the Company and provided by distributors and sales force.